Exhibit 4.2

MERCURY GENERAL CORPORATION,

as the Company,

And

WILMINGTON TRUST, NATIONAL ASSOCIATION,

as the Trustee

FIRST SUPPLEMENTAL INDENTURE

DATED AS OF MARCH 8, 2017

TO INDENTURE

DATED AS OF MARCH 8, 2017

Relating To

$375,000,000 4.400% Senior Notes due 2027

FIRST SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE, dated as of March 8, 2017 (this “Supplemental Indenture”), between Mercury General Corporation, a California corporation (the “Company”), and Wilmington Trust, National Association, as trustee (the “Trustee”), to the Base Indenture (as defined below).

RECITALS

WHEREAS, the Company has heretofore executed and delivered to the Trustee an Indenture, dated as of March 8, 2017 (the “Base Indenture”), providing for the issuance from time to time of its senior debt securities, to be issued in one or more series as therein provided;

WHEREAS, pursuant to the terms of the Base Indenture, the Company desires to provide for the establishment of its 4.400% Senior Notes due 2027 (the “Notes”), the form and substance of such Notes and the terms, provisions and conditions thereof to be set forth as provided in the Base Indenture and this Supplemental Indenture (together, the “Indenture”);

WHEREAS, the Company has requested that the Trustee execute and deliver this Supplemental Indenture, and all requirements necessary to make this Supplemental Indenture a valid and legally binding instrument in accordance with its terms, to make the Notes, when executed by the Company and authenticated and delivered by the Trustee, the valid and legally binding obligations of the Company and all acts and things necessary have been done and performed to make this Supplemental Indenture enforceable in accordance with its terms, and the execution and delivery of this Supplemental Indenture has been duly authorized in all respects.

WITNESSETH:

NOW, THEREFORE, for and in consideration of the premises contained herein, each party agrees for the benefit of the other party and for the equal and ratable benefit of the Holders of the Notes, as follows:

ARTICLE ONE

DEFINITIONS

Section 1.01 Capitalized terms used but not defined in this Supplemental Indenture shall have the meanings ascribed to them in the Base Indenture.

Section 1.02 References in this Supplemental Indenture to article and section numbers shall be deemed to be references to article and section numbers of this Supplemental Indenture unless otherwise specified.

Section 1.03 For purposes of this Supplemental Indenture and the Notes, the following terms have the meanings ascribed to them as follows:

“Additional Notes” means any additional Notes that may be issued from time to time pursuant to the second paragraph of Section 2.01.

“Base Indenture” has the meaning provided in the recitals.

“Business Day” has the meaning provided in Section 3.02.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the Notes to be redeemed as if the Notes matured on the Par Call Date (the “Remaining Life”) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the Remaining Life of such Notes.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations for such redemption date determined by the Company, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than four such Reference Treasury Dealer Quotations, the average, determined by the Company, of all Reference Treasury Dealer Quotations obtained.

“Depositary” has the meaning provided in Section 2.03.

“Indenture” has the meaning provided in the recitals.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Company.

“Initial Notes” means the aggregate principal amount of each series of Notes issued on the date hereof, as specified on the first paragraph of Section 2.01.

“Interest Payment Date” has the meaning provided in Section 2.04.

“Maturity Date” has the meaning provided in Section 2.02.

“Notes” has the meaning provided in the recitals. For the avoidance of doubt, “Notes” shall include the Additional Notes as provided herein, if any.

“Par Call Date” has the meaning provided in Section 3.02.

“Principal Subsidiaries” means (1) any present or future subsidiary of the Company, the consolidated total assets or revenues of which constitute at least 10% of the Company’s total consolidated assets or revenues; and (2) any person which is a successor, by merger or otherwise, to substantially all the business or properties of any subsidiary referred to or described in clause (1).

“Record Date” has the meaning provided in Section 2.04.

“Redemption Date” has the meaning provided in Section 3.02.

“Redemption Notice” has the meaning provided in Section 3.03.

“Redemption Price” means the redemption price specified in Section 3.02(a) or (b), as applicable.

“Reference Treasury Dealer” means each of (i) Merrill Lynch, Pierce, Fenner & Smith Incorporated; and (ii) Wells Fargo Securities, LLC, and their respective successors; and (iii) two other nationally recognized investment banking firms that are Primary Treasury Dealers specified from time to time by the Company; provided, however, that if any of the foregoing or their successors cease to be a primary U.S. Government securities dealer (each, a “Primary Treasury Dealer”), the Company will substitute therefor another such Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Company in good faith, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Company (with a copy to the Trustee) by such Reference Treasury Dealer at 3:30 p.m., New York City time, on the third business day preceding such redemption date.

“Supplemental Indenture” has the meaning provided in the preamble.

“Treasury Rate” means, with respect to any redemption date, the rate per year equal to: (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue; provided that, if no maturity is within three months before or after the Remaining Life of the Notes to be redeemed, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Treasury Rate shall be interpolated from those yields on a straight line basis, rounding to the nearest month; or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield to maturity or interpolated maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Trustee” has the meaning provided in the preamble.

ARTICLE TWO

GENERAL TERMS AND CONDITIONS OF THE NOTES

Section 2.01 Designation and Principal Amount.

The Notes are hereby authorized and are designated as a Series of Securities under the Base Indenture, titled as the “4.400% Senior Notes due 2027”, initially limited to $375,000,000 in aggregate principal amount. The Notes issued on the date hereof pursuant to the terms of the Indenture shall be in an aggregate principal amount of $375,000,000, which amount shall be set forth in the written order of the Company for the authentication and delivery of the Notes pursuant to Section 2.3 of the Base Indenture.

In addition, without the consent of the Holders of the Notes, the Company may issue Additional Notes having the same terms (except for the issue date and, in some cases, the public offering price and the first interest payment date) as, and ranking equally and ratably with, the Notes. Any Additional Notes, will constitute a single series of Notes under the Indenture. No Additional Notes may be issued if an Event of Default under the Indenture has occurred and is continuing with respect to the Notes.

Section 2.02 Maturity.

Unless an earlier redemption has occurred, the principal amount of the Notes shall mature and be due and payable, together with any accrued interest thereon, on March 15, 2027 (the “Maturity Date”).

Section 2.03 Form and Payment.

The Notes shall be issued as global notes, in fully registered book-entry form without coupons in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The Notes and the Trustee’s Certificates of Authentication to be endorsed thereon are to be substantially in the form of Exhibit A, which form is hereby incorporated in and made a part of this Supplemental Indenture.

The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Supplemental Indenture, and the Company and the Trustee, by their execution and delivery of this Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby.

The Company will make payments of principal and/or interest, if any, in respect of the Notes represented by global notes by wire transfer of immediately available funds to the accounts specified by The Depository Trust Company (together with any successor thereto, the “Depositary”) or its nominee. The Company will make all payments of principal, premium, if any, and/or interest and special interest, if any, with respect to certificated notes by wire transfer of immediately available funds to the accounts specified by the Holders of the certificated notes or, if no such account is specified, by mailing a check to each such Holder’s registered address.

Principal, premium, if any, and/or interest, if any, on the global notes representing the Notes shall be made to the Depositary.

The global notes representing the Notes shall be deposited with, or on behalf of, the Depositary and shall be registered in the name of the Depositary or a nominee of the Depositary. No global note may be transferred except as a whole by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or such nominee to a successor of the Depositary or a nominee of such successor.

If any Interest Payment Date or the Maturity Date is not a Business Day, the related payment of principal of or interest on such series of Notes shall become due and payable on the next succeeding Business Day with the same force and effect as if made on the date such payment were due, and no interest shall accrue on the amount payable for the period from and after such Interest Payment Date or the Maturity Date, as the case may be. Any such interest not so punctually paid or duly provided for shall forthwith cease to be payable to the Holder on such regular Record Date and shall be paid as set forth in Section 2.13 of the Base Indenture.

Section 2.04 Interest.

Interest on the Notes shall accrue at the rate of 4.400% per annum. Interest on the Notes shall accrue from September 15, 2017 or the most recent Interest Payment Date on which interest was paid. Interest on the Notes shall be payable semi-annually in arrears on March 15 and September 15 of each year, beginning on September 15, 2017 (each an “Interest Payment Date”), to the Holders in whose names the Notes are registered at the close of business on the preceding March 1 and September 1 (each a “Record Date”). Interest on the Notes shall be computed on the basis of a 360-day year comprised of twelve 30-day months.

Section 2.05 Limitation on Liens.

So long as any Notes are outstanding, the Company will not, and will not permit any of its Principal Subsidiaries to, directly or indirectly, use any voting stock of a Principal Subsidiary as security for any of its debt or other obligations unless the Notes are secured prior to, or to the same extent as that debt or other obligation. This restriction does not apply to liens on voting stock existing at the time a corporation becomes the Company’s Principal Subsidiary or any renewal or extension of such existing liens and does not apply to shares of Subsidiaries that are not “Principal Subsidiaries.”

Section 2.06 Limitation on Disposition of Stock of Principal Subsidiaries.

The Company will not, and will not permit any of its Subsidiaries to, issue, sell, assign, transfer or otherwise dispose of, directly or indirectly, any of the common stock of the Company’s Principal Subsidiaries (except to the Company or to one or more of the Company’s other Subsidiaries or for the purpose of qualifying directors), except for:

(a)	any issuance, sale, assignment, transfer or other disposition is required to comply with the order of a court or regulatory authority of competent jurisdiction, other than an order issued at the Company’s request or at the request of one of the Company’s Subsidiaries;

(b)	all of the common stock of a principal subsidiary owned by the Company or by a Principal Subsidiary sold for cash or other property having a fair market value that is at least equal to the fair market value of the disposed stock, as determined in good faith by the Company’s board of directors; or

(c)	after giving effect to the issuance, sale, assignment, transfer or other disposition, the Company and its Subsidiaries would own directly or indirectly at least 80% of the issued and outstanding common stock of such principal subsidiary and such issuance, sale, assignment, transfer or other disposition is made for consideration consisting of cash or other property which is at least equal to the fair value of such common stock.

The Company may also merge or consolidate any Principal Subsidiary into or with another direct or indirect Subsidiary of the Company, the shares of capital stock of which the Company owns at least 80%.

ARTICLE THREE

REDEMPTION OF THE NOTES

Section 3.01 Redemption Provisions in the Base Indenture.

Sections 3.1, 3.2 and 3.3 of the Base Indenture shall not be applicable to the Notes and are superseded by Article III of this Supplemental Indenture. Sections 3.4, 3.5 and 3.6 of the Base Indenture shall be applicable to the Notes.

Section 3.02 Optional Redemption.

(a) Redemption Prior to December 15, 2026. Prior to December 15, 2026, (the date that is three months prior to the Maturity Date of the Notes (the “Par Call Date”)), the Notes may be redeemed, in whole or in part, at the Company’s option, at any time or from time to time, on notice given not more than 60 days, nor less than 30 days, prior to the date on which the Notes will be redeemed (the “Redemption Date”), at a price (the “Redemption Price”) equal to the greater of:

(1) 100% of the principal amount of any Notes to be redeemed; or

(2) the sum of the present values of the remaining scheduled payments of principal and interest on any Notes to be redeemed (exclusive of interest accrued to the Redemption Date) discounted to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the then current Treasury Rate plus 30 basis points.

(b) Redemption On or After December 15, 2026. On or after the Par Call Date, the Notes may be redeemed, in whole or in part, at the Company’s option, at any time or from time to time, on notice given not more than 60 days, nor less than 30 days, prior to the Redemption Date, at a Redemption Price equal to 100% of the principal amount of any Notes to be redeemed.

If the Company redeems any Notes pursuant to the foregoing paragraphs, it will pay accrued and unpaid interest on the principal amount of any Note being redeemed to the Redemption Date.

(c) Calculation of the Treasury Rate. The Treasury Rate will be calculated by the Company in good faith on the third Business Day preceding the Redemption Date. As used in the immediately preceding sentence, the term “Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed.

Section 3.03 Notice of Redemption.

At least 30 days but not more than 60 days before the Redemption Date, the Company will deliver a notice of redemption (the “Redemption Notice”) to each Holder whose Notes are to be redeemed, in accordance with Section 10.2 of the Base Indenture, except that Redemption Notices may be given more than 60 days prior to the Redemption Date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of this Supplemental Indenture pursuant to Article VIII of the Base Indenture.

The Redemption Notice shall identify the Notes to be redeemed and corresponding CUSIP, ISIN or Common Code numbers, as applicable, and will state:

(a) The amount of the Notes to be redeemed;

(b) the Redemption Date;

(c) the Redemption Price;

(d) if any global note is being redeemed in part, the portion of the principal amount of such global note to be redeemed and that, after the redemption date upon surrender of such global note, the principal amount thereof will be decreased by the portion thereof redeemed pursuant thereto;

(e) the CUSIP number;

(f) the name and address of the Paying Agent(s) to which the Notes are to be surrendered for redemption;

(g) that interest on Notes called for redemption ceases to accrue on and after the Redemption Date unless the Company defaults in the deposit of the Redemption Price;

(h) that Notes called for redemption must be surrendered to the Paying Agent to collect the Redemption Price;

(i) the paragraph of the Notes and/or Section of the Indenture pursuant to which the Notes called for redemption are being redeemed; and

(j) that no representation is made as to the correctness or accuracy of the CUSIP, ISIN or Common Code numbers, if any, listed in such notice or printed on the Notes.

If the Company chooses to redeem less than all of the Notes, the Company will notify the Trustee at least 60 days before giving the Redemption Notice, or such shorter period as is satisfactory to the Trustee, of the aggregate principal amount of the Notes to be redeemed and the applicable Redemption Date. If less than all of the Notes are to be redeemed at the Company’s option, the Notes, or portions of the Notes, to be redeemed, will be selected in accordance with the procedures of the Depositary. Unless the Company defaults in the payment of the Redemption Price, interest will cease to accrue on any Notes that have been called for redemption at the Redemption Date.

At the Company’s written request, the Trustee shall give the Redemption Notice in the Company’s name and at its expense; provided, however, that the Company has delivered to the Trustee, at least 10 days prior to the Redemption Date, an Officers’ Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.

The Company will not be required (i) to issue, register the transfer of or exchange any Notes during a period beginning at the opening of business 30 days immediately preceding the sending of a Redemption Notice of Notes selected for redemption and ending at the close of business on the day of such notice is sent (ii) to register the transfer of or exchange any Notes between a Record Date and the related Interest Payment Date, or (iii) to register the transfer of or exchange any Notes selected, called or being called for redemption in whole or in part.

The full defeasance and covenant defeasance provisions of the Indenture will apply to the Notes.

ARTICLE FOUR

EVENTS OF DEFAULT

Section 4.01 Addition of Events Constituting Events of Default.

In addition to the Events of Default included in Section 6.1 of the Base Indenture, an “Event of Default” shall be included to mean, with respect to the Notes, any of the following:

(a) if any event of default under a mortgage, indenture or instrument under which the Company may issue, or by which the Company may secure or evidence, any indebtedness, including an event of default under any other series of the Company debt securities, whether the indebtedness now exists or is later created or incurred, happens and consists of default in the payment of more than $25,000,000 in principal amount of indebtedness at the maturity of the indebtedness, after giving effect to any applicable grace period, or results in the indebtedness in principal amount in excess of $25,000,000 becoming or being declared due and payable prior to the date on which it would otherwise become due and payable, and this default is not cured or the acceleration is not rescinded or annulled within a period of 30 days after the Company received written notice; and

(b) The Company shall fail within 60 days to pay, bond or otherwise discharge any uninsured judgment or court order for the payment of money in excess of $25,000,000, which is not stayed on appeal or is not otherwise being appropriately contested in good faith.

ARTICLE FIVE

AMENDMENTS AND WAIVER

Section 5.01 Addition of Amendments and Waivers Without Consent of Holders.

In addition to changes to Section 9.3 of the Base Indenture, the following changes cannot be made with respect to the Notes without the consent of the Holders of all of the Notes then outstanding:

(a) change the place of payment;

(b) change in the Redemption Price; or

(c) change in the Par Call Date to a date that is prior in time to the stated Par Call Date.

ARTICLE SIX

ABOUT THE TRUSTEE

Section 6.01 Replacement of Provision Regarding the Duties of the Trustee.

With respect to the Notes, Section 7.1(e) of the Base Indenture is hereby replaced in its entirety with the following:

(a) The Trustee may refuse to perform any duty or exercise any right or power unless it receives indemnity or security reasonably satisfactory to it against the costs, expenses and liabilities which might be incurred by it in performing such duty or exercising such right or power.

ARTICLE SEVEN

MISCELLANEOUS

Section 7.01 Application of Supplemental Indenture.

This Supplemental Indenture shall be deemed part of the Base Indenture in the manner and to the extent herein and therein provided.

Section 7.02 Trust Indenture Act Controls.

If any provision hereof limits, qualifies or conflicts with the duties imposed by Sections 310 through 317 of the Trust Indenture Act, the imposed duties shall control.

Section 7.03 Conflict with Base Indenture.

To the extent not expressly amended or modified by this Supplemental Indenture, the Base Indenture shall remain in full force and effect. If any provision of this Supplemental Indenture relating to the Notes is inconsistent with any provision of the Base Indenture, the provision of this Supplemental Indenture shall control.

Section 7.04 Notices.

Any request, direction, instruction, demand, document, notice or communication by a party to the other parties will be made in the manner and be effective as set forth in Section 10.2 of the Base Indenture. Notices shall be delivered as follows:

if to the Company:

Mercury General Corporation

4484 Wilshire Boulevard

Los Angeles, California 90010

Attention: Ted Stalick

Telephone: (323) 937-1060

with a copy to:

Latham & Watkins LLP

350 South Grand Avenue

Los Angeles, California 90071

Attention: Julian Kleindorfer

Telephone: (213) 891-1234

if to the Trustee:

Wilmington Trust, National Association

Rodney Square North

1100 North Market Street

Wilmington, DE 19890

Attention: Mercury General Administrator

Telephone: (302) 636-6432

with a copy to:

Covington & Burling LLP

The New York Times Building

620 Eighth Avenue

New York, NY 10018

Attention: Ronald A. Hewitt

Telephone: (212) 841-1220

Section 7.05 Governing Law.

THIS SUPPLEMENTAL INDENTURE AND THE NOTES, INCLUDING ANY CLAIM OR CONTROVERSY ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE OR THE NOTES, SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

Section 7.06 Successors.

All agreements of the Company in the Base Indenture, this Supplemental Indenture and the Notes shall bind its successors. All agreements of the Trustee in the Base Indenture and this Supplemental Indenture shall bind its successors.

Section 7.07 Waiver of Jury Trial.

EACH OF THE COMPANY AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTION CONTEMPLATED HEREBY.

Section 7.08 Counterparts.

This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

Section 7.09 Trustee Disclaimer.

The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture other than as to the validity of its execution and delivery by the Trustee. The recitals and statements herein are deemed to be those of the Company and not the Trustee.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year first above written.

MERCURY GENERAL CORPORATION

By:	/s/ Gabriel Tirador
Name: Gabriel Tirador
Its: President and Chief Executive Officer

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:	/s/ W. Thomas Morris, II
Name: W. Thomas Morris, II
Its: Vice President

[Signature Page to Supplemental Indenture]